Exhibit 99.1

Bank of the Ozarks, Inc. Announces First Quarter 2013 Earnings

LITTLE ROCK, Ark.--(BUSINESS WIRE)--April 11, 2013--Bank of the Ozarks, Inc. (NASDAQ: OZRK) today announced that net income for the quarter ended March 31, 2013 was $20.0 million, an 11.1% increase from $18.0 million for the first quarter of 2012, but a decrease of 3.2% from $20.7 million for the fourth quarter of 2012. Diluted earnings per common share for the first quarter of 2013 were $0.56, a 7.7% increase from $0.52 for the first quarter of 2012, but a decrease of 5.1% from $0.59 for the fourth quarter of 2012.

During the fourth quarter of 2012, the Company completed its acquisition of Genala Banc, Inc. (“Genala”) and its wholly owned subsidiary, The Citizens Bank, in Geneva, Alabama. This acquisition resulted in a gain, net of acquisition and conversion costs, of approximately $1.1 million after taxes, or approximately $0.03 of diluted earnings per common share.

The Company’s returns on average assets and average common stockholders’ equity for the first quarter of 2013 were 2.06% and 15.77%, respectively, compared to 1.91% and 16.75%, respectively, for the first quarter of 2012.

In commenting on these results, George Gleason, Chairman and Chief Executive Officer, stated, “We are very pleased to report an excellent first quarter. While our results for the quarter, including loan and lease growth, reflect some of the headwinds typically encountered during the first quarter, our excellent net interest margin, superb asset quality, near-record mortgage lending income and good control of non-interest expenses provide a great start for 2013.”

Loans and leases, excluding loans covered by FDIC loss share agreements (“covered loans”) and purchased loans not covered by loss share (“purchased non-covered loans”), were $2.16 billion at March 31, 2013, a 14.2% increase from $1.89 billion at March 31, 2012, and a 2.0% increase from $2.12 billion at December 31, 2012. Including covered loans and purchased non-covered loans, total loans and leases were $2.74 billion at March 31, 2013, a 3.4% increase from $2.65 billion at March 31, 2012, but a 0.5% decrease from $2.75 billion at December 31, 2012.

Mr. Gleason stated, “Our balance of loans and leases outstanding, excluding covered loans and purchased non-covered loans, increased $42 million in the quarter just ended. Our unfunded balance of closed loans increased $20 million during the first quarter, growing from $769 million at December 31, 2012 to $789 million at March 31, 2013. This significant unfunded balance of closed loans has favorable implications for future growth in our balance of loans and leases outstanding.”

Deposits were $2.99 billion at March 31, 2013, a 2.2% increase compared to $2.93 billion at March 31, 2012, but a 3.5% decrease compared to $3.10 billion at December 31, 2012.

Total assets were $3.95 billion at March 31, 2013, a 3.0% increase compared to $3.84 billion at March 31, 2012, but a 2.2% decrease compared to $4.04 billion at December 31, 2012.

Common stockholders’ equity was $524 million at March 31, 2013, an 18.3% increase from $443 million at March 31, 2012 and a 3.2% increase from $508 million at December 31, 2012. Book value per common share was $14.81 at March 31, 2013, a 15.6% increase from $12.81 at March 31, 2012 and a 2.9% increase from $14.39 at December 31, 2012. Changes in common stockholders’ equity and book value per common share reflect earnings, dividends paid, stock option and stock grant transactions, the issuance of stock in the fourth quarter of 2012 as part of the Genala acquisition, and changes in the Company’s mark-to-market adjustment for unrealized gains and losses on investment securities available for sale.

The Company’s ratio of common stockholders’ equity to total assets increased to 13.25% at March 31, 2013, compared to 11.54% at March 31, 2012 and 12.57% at December 31, 2012. Its ratio of tangible common stockholders’ equity to tangible total assets increased to 13.00% at March 31, 2013 compared to 11.26% at March 31, 2012 and 12.31% at December 31, 2012.

NET INTEREST INCOME

Net interest income for the first quarter of 2013 was $44.1 million, a 0.7% increase from $43.8 million for the first quarter of 2012 and a 0.8% increase from $43.8 million in the fourth quarter of 2012. Net interest margin, on a fully taxable equivalent (“FTE”) basis, was 5.83% in the first quarter of 2013, a 15 basis point decrease from 5.98% in the first quarter of 2012 and a one basis point decrease from 5.84% in the fourth quarter of 2012. Average earning assets were $3.21 billion in the first quarter of 2013, a 3.5% increase from $3.10 billion in the first quarter of 2012 and a 3.1% increase from $3.12 billion in the fourth quarter of 2012.

NON-INTEREST INCOME

Non-interest income for the first quarter of 2013 increased 18.4% to $16.4 million compared to $13.8 million for the first quarter of 2012, but decreased 13.2% compared to $18.8 million for the fourth quarter of 2012. Non-interest income for the fourth quarter of 2012 included a pre-tax bargain purchase gain of $2.4 million on the Genala acquisition.

Service charges on deposit accounts increased 0.6% to $4.72 million in the first quarter of 2013 compared to $4.69 million in the first quarter of 2012, but decreased 1.6% compared to $4.80 million in the fourth quarter of 2012.

Mortgage lending income increased 58.1% to $1.74 million in the first quarter of 2013 compared to $1.10 million in the first quarter of 2012, and increased 17.4% compared to $1.48 million in the fourth quarter of 2012.

Trust income for the first quarter of 2013 increased 14.1% to $0.88 million compared to $0.77 million for the first quarter of 2012, but decreased 4.8% compared to $0.93 million for the fourth quarter of 2012.

Income from accretion of the Company’s FDIC loss share receivable, net of amortization of the Company’s FDIC clawback payable, increased 3.8% to $2.39 million in the first quarter of 2013 compared to $2.31 million in the first quarter of 2012, and increased 79.0% compared to $1.34 million in the fourth quarter of 2012.

Other income from loss share and purchased non-covered loans increased 8.7% to $2.16 million in the first quarter of 2013 compared to $1.98 million in the first quarter of 2012, but decreased 32.5% compared to $3.19 million in the fourth quarter of 2012.

Net gains on sales of other assets were $1.97 million in the first quarter of 2013 compared to $1.56 million in the first quarter of 2012 and $2.43 million in fourth quarter of 2012. The net gains on sales of other assets in each of these periods were primarily due to net gains on sales of foreclosed assets covered by FDIC loss share agreements.

NON-INTEREST EXPENSE

Non-interest expense for the first quarter of 2013 increased 2.2% to $29.2 million compared to $28.6 million for the first quarter of 2012, but decreased 2.2% compared to $29.9 million for the fourth quarter of 2012. Non-interest expense for the fourth quarter of 2012 included pre-tax acquisition and conversion costs of approximately $0.6 million related to the Genala acquisition.

The Company’s efficiency ratio for the first quarter of 2013 was 46.8% compared to 47.7% for the first quarter of 2012 and 46.3% in the fourth quarter of 2012.

ASSET QUALITY, CHARGE-OFFS AND ALLOWANCE

Loans, repossessions and foreclosed assets covered by FDIC loss share agreements, along with the related FDIC loss share receivable, are presented in the Company’s financial reports with a carrying value equal to the net present value of expected future proceeds. At March 31, 2013, the carrying value of covered loans was $544 million, foreclosed assets covered by loss share was $51 million and the FDIC loss share receivable was $133 million. At March 31, 2012, the carrying value of covered loans was $756 million, foreclosed assets covered by loss share was $72 million and the FDIC loss share receivable was $240 million. At December 31, 2012, the carrying value of covered loans was $596 million, foreclosed assets covered by loss share was $53 million and the FDIC loss share receivable was $152 million.

Purchased non-covered loans include a small volume of non-covered loans acquired in FDIC-assisted acquisitions and loans acquired in the Genala acquisition and are initially recorded at fair value on the date of purchase. Purchased non-covered loans that contain evidence of credit deterioration on the date of purchase are presented in the Company’s financial reports with a carrying value equal to the net present value of expected future proceeds. All other purchased non-covered loans are presented in the Company’s financial reports at their initial fair value, adjusted for subsequent advances, pay downs, amortization or accretion of any premium or discount on purchase, charge-offs and any other adjustment to carrying value. The carrying value of purchased non-covered loans was $38.1 million at March 31, 2013 compared to $3.4 million at March 31, 2012 and $41.5 million at December 31, 2012.

Excluding covered loans and purchased non-covered loans, nonperforming loans and leases as a percent of total loans and leases improved to 0.40% as of March 31, 2013 compared to 0.60% as of March 31, 2012 and 0.43% as of December 31, 2012.

Excluding covered loans, purchased non-covered loans and foreclosed assets covered by loss share, nonperforming assets as a percent of total assets improved to 0.50% at March 31, 2013 compared to 0.76% at March 31, 2012 and 0.57% as of December 31, 2012.

Excluding covered loans and purchased non-covered loans, the Company’s ratio of loans and leases past due 30 days or more, including past due non-accrual loans and leases, to total loans and leases improved to 0.56% as of March 31, 2013 compared to 0.83% as of March 31, 2012 and 0.73% as of December 31, 2012.

The Company’s net charge-offs of $3.0 million for the first quarter of 2013 included $1.0 million for non-covered loans and leases and $2.0 million for covered loans. The Company’s net charge-offs of $3.6 million for the first quarter of 2012 included $2.1 million for non-covered loans and leases and $1.5 million for covered loans. The Company’s net charge-offs of $2.5 million for the fourth quarter of 2012 included $1.5 million for non-covered loans and leases and $1.0 million for covered loans. Net charge-offs for covered loans are reported net of applicable FDIC loss share receivable amounts.

The Company’s annualized net charge-off ratio for its non-covered loans and leases improved to 0.19% for the first quarter of 2013 compared to 0.44% for the first quarter of 2012 and 0.28% for the fourth quarter of 2012. The Company’s annualized net charge-off ratio for all loans and leases, including covered loans, was 0.45% for the first quarter of 2013 compared to 0.54% for the first quarter of 2012 and 0.37% for the fourth quarter of 2012.

For the first quarter of 2013, the Company’s provision for loan and lease losses was $2.7 million, which included $0.7 million for non-covered loans and leases and $2.0 million for covered loans. For the first quarter of 2012, the Company’s provision for loan and lease losses was $3.1 million, which included $1.6 million for non-covered loans and leases and $1.5 million for covered loans. For the fourth quarter of 2012, the Company’s provision for loan and lease losses was $2.5 million, which included $1.5 million for non-covered loans and leases and $1.0 million for covered loans.

The Company’s allowance for loan and lease losses was $38.4 million, or 1.78% of total loans and leases, excluding covered loans and purchased non-covered loans, at March 31, 2013, compared to $38.6 million, or 2.04% of total loans and leases, excluding covered loans and purchased non-covered loans, at March 31, 2012, and $38.7 million, or 1.83% of total loans and leases, excluding covered loans and purchased non-covered loans, at December 31, 2012.

PROPOSED TRANSACTION

On January 24, 2013, the Company entered into a definitive agreement and plan of merger (the “Agreement”) with The First National Bank of Shelby (“First National Bank”), in Shelby, North Carolina, pursuant to which the Company expects to acquire all of the outstanding common stock of First National Bank in a transaction valued at approximately $67.8 million, including approximately $64.0 million of merger consideration for the outstanding common stock of the First National Bank and approximately $3.8 million representing the value of real property which is being simultaneously purchased from parties related to First National Bank and on which certain First National Bank offices are located.

Under the terms of the Agreement, each outstanding share of common stock of First National Bank will be converted, at the election of each First National Bank shareholder, into the right to receive shares of the Company’s common stock, plus cash in lieu of any fractional share, or the right to receive cash, all subject to certain conditions and potential adjustments, provided that at least 51%, or approximately $32.6 million, of the merger consideration paid to First National Bank shareholders will consist of shares of the Company’s common stock. The number of Company shares to be issued will be determined based on First National Bank shareholder elections and the Company’s 10-day average closing stock price as of the fifth business day prior to the closing date, provided that, for purpose of determining the price of the Company’s common stock, such stock shall be valued at not less than $27.00 per share and not more than $44.20 per share. Upon the closing of the transaction, First National Bank will merge into the Company’s bank subsidiary. Completion of the transaction is subject to certain closing conditions, including customary regulatory approvals and the approval of the shareholders of First National Bank.

ADDITIONAL INFORMATION ABOUT THE PROPOSED TRANSACTION AND WHERE TO FIND IT

This Release does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. In connection with the proposed transaction with First National Bank, the Company has filed with the Securities and Exchange Commission (the “SEC”) a Registration Statement on Form S-4 that includes a proxy statement of First National Bank, and that also constitutes a prospectus of the Company. The Company also plans to file other documents with the SEC with respect to the proposed transaction. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Such documents may be found on the SEC’s website at http://www.sec.gov. Investors and security holders may also obtain free copies of the documents filed with the SEC by the Company at the Company’s website at http://www.bankozarks.com, Investor Relations, or by contacting Susan Blair, by telephone at (501) 978-2217.

CONFERENCE CALL

Management will conduct a conference call to review announcements made in this press release at 10:00 a.m. CDT (11:00 a.m. EDT) on Friday, April 12, 2013. The call will be available live or in recorded version on the Company’s website www.bankozarks.com under “Investor Relations” or interested parties calling from locations within the United States and Canada may call 1-888-438-5524 up to ten minutes prior to the beginning of the call and ask for the Bank of the Ozarks conference call. A recorded playback of the entire call will be available on the Company’s website or by telephone by calling 1-888-203-1112 in the United States and Canada or 719-457-0820 internationally. The passcode for this telephone playback is 9306467. The telephone playback will be available for one week following the call, and the website recording of the call will be available for 12 months.

FORWARD LOOKING STATEMENTS

This release and other communications by the Company contain forward looking statements regarding the Company’s plans, expectations, thoughts, beliefs, estimates, goals and outlook for the future. Actual results may differ materially from those projected in such forward looking statements due to, among other things, potential delays or other problems implementing the Company’s growth and expansion strategy including delays in identifying satisfactory sites, hiring or retaining qualified personnel, obtaining regulatory or other approvals, obtaining permits and designing, constructing and opening new offices; the ability to enter into additional FDIC-assisted or traditional acquisitions; problems with integrating or managing acquisitions; opportunities to profitably deploy capital; the ability to achieve growth in loans, leases and deposits, including growth from unfunded closed loans; the ability to generate future revenue growth or to control future growth in non-interest expense; interest rate fluctuations, including changes in the yield curve between short-term and long-term interest rates; competitive factors and pricing pressures, including their effect on the Company’s net interest margin; general economic, unemployment, credit market and real estate market conditions, including their effect on the creditworthiness of borrowers and lessees, collateral values, the value of investment securities and asset recovery values, including the value of the FDIC loss share receivable and related assets covered by FDIC loss share agreements; changes in legal and regulatory requirements; recently enacted and potential legislation and regulatory actions, including legislation and regulatory actions intended to stabilize economic conditions and credit markets, increase regulation of the financial services industry and protect homeowners or consumers; changes in U.S. government monetary and fiscal policy; possible further downgrade of U.S. Treasury securities; adoption of new accounting standards or changes in existing standards; and adverse results in current or future litigation as well as other factors identified in this press release or in Management’s Discussion and Analysis under the caption “Forward Looking Information” contained in the Company’s 2012 Annual Report to Stockholders and the most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission.

GENERAL INFORMATION

Bank of the Ozarks, Inc. common stock trades on the NASDAQ Global Select Market under the symbol “OZRK”. The Company owns a state-chartered subsidiary bank that conducts banking operations through 117 offices, including 66 Arkansas offices, 28 Georgia offices, 13 Texas offices, four Florida offices, three Alabama offices, two North Carolina offices and one South Carolina office. The Company may be contacted at (501) 978-2265 or P. O. Box 8811, Little Rock, Arkansas 72231-8811. The Company’s website is: www.bankozarks.com.

Bank of the Ozarks, Inc. Selected Consolidated Financial Data (Dollars in Thousands, Except Per Share Amounts) Unaudited

	Quarters Ended
	March 31,
	2013	2012	% Change
Income statement data:
Net interest income	$44,139	$43,833	0.7%
Provision for loan and lease losses	2,728	3,076	(11.3)
Non-interest income	16,357	13,810	18.4
Non-interest expense	29,231	28,607	2.2
Net income available to common stockholders	20,000	18,009	11.1

Common stock data:
Net income per share – diluted	$0.56	$0.52	7.7%
Net income per share – basic	0.57	0.52	9.6
Cash dividends per share	0.15	0.11	36.4
Book value per share	14.81	12.81	15.6
Diluted shares outstanding (thousands)	35,631	34,826
End of period shares outstanding (thousands)	35,367	34,571

Balance sheet data at period end:
Assets	$3,951,818	$3,837,382	3.0%
Loans and leases	2,157,771	1,889,756	14.2
Purchased loans not covered by loss share	38,071	3,400	1,019.7
Loans covered by loss share	544,268	755,761	(28.0)
Allowance for loan and lease losses	38,422	38,632	(0.5)
Foreclosed assets covered by loss share	51,040	71,950	(29.1)
FDIC loss share receivable	132,699	239,724	(44.6)
Investment securities	487,648	434,197	12.3
Goodwill	5,243	5,243	-
Other intangibles – net of amortization	6,015	6,455	(6.8)
Deposits	2,991,072	2,927,062	2.2
Repurchase agreements with customers	30,714	43,686	(29.7)
Other borrowings	280,756	280,786	-
Subordinated debentures	64,950	64,950	-
Common stockholders’ equity	523,679	442,646	18.3
Net unrealized gains (losses) on investment securities AFS included in common stockholders’ equity	9,030	10,565
Loan and lease, including covered loans and purchased non-covered loans, to deposit ratio	91.61%	90.50%

Selected ratios:
Return on average assets*	2.06%	1.91%
Return on average common stockholders’ equity*	15.77	16.75
Average common equity to total average assets	13.09	11.38
Net interest margin – FTE*	5.83	5.98
Efficiency ratio	46.76	47.73
Net charge-offs to average loans and leases*(1)	0.19	0.44
Nonperforming loans and leases to total loans and leases(2)	0.40	0.60
Nonperforming assets to total assets(2)	0.50	0.76
Allowance for loan and lease losses to total loans and leases(2)	1.78	2.04

Other information:
Non-accrual loans and leases(2)	$8,564	$11,393
Accruing loans and leases – 90 days past due(2)	-	-
Troubled and restructured loans and leases(2)	-	-
ORE and repossessions(2)	11,290	17,825
Impaired covered loans	47,106	7,235
Impaired purchased non-covered loans	-	-

* Ratios for interim periods annualized based on actual days.
(1) Excludes loans covered by FDIC loss share agreements and net charge-offs related to such loans.
(2) Excludes purchased non-covered loans and loans and/or foreclosed assets covered by FDIC loss share agreements, except for their inclusion in total assets.

Bank of the Ozarks, Inc. Supplemental Quarterly Financial Data (Dollars in Thousands, Except Per Share Amounts) Unaudited

	6/30/11	9/30/11	12/31/11	3/31/12	6/30/12	9/30/12	12/31/12	3/31/13
Earnings Summary:
Net interest income	$42,476	$44,336	$45,839	$43,833	$42,298	$44,444	$43,771	$44,139
Federal tax (FTE) adjustment	2,235	2,256	2,210	2,288	2,151	2,087	2,009	2,020
Net interest income (FTE)	44,711	46,592	48,049	46,121	44,449	46,531	45,780	46,159
Provision for loan and lease losses	(3,750)	(1,500)	(4,275)	(3,076)	(3,055)	(3,080)	(2,533)	(2,728)
Non-interest income	75,058	16,071	12,964	13,810	15,710	14,491	18,848	16,357
Non-interest expense	(35,200)	(31,800)	(29,339)	(28,607)	(27,282)	(28,682)	(29,891)	(29,231)
Pretax income (FTE)	80,819	29,363	27,399	28,248	29,822	29,260	32,204	30,557
FTE adjustment	(2,235)	(2,256)	(2,210)	(2,288)	(2,151)	(2,087)	(2,009)	(2,020)
Provision for income taxes	(28,380)	(8,220)	(7,604)	(7,950)	(8,584)	(7,883)	(9,519)	(8,526)
Noncontrolling interest	13	17	(15)	(1)	5	(15)	(9)	(11)
Net income available to common stockholders	$50,217	$18,904	$17,570	$18,009	$19,092	$19,275	$20,667	$20,000

Earnings per common share – diluted *	$1.46	$0.55	$0.51	$0.52	$0.55	$0.55	$0.59	$0.56

Non-interest Income:
Service charges on deposit accounts	$4,586	$4,734	$4,936	$4,693	$4,908	$5,000	$4,799	$4,722
Mortgage lending income	634	815	1,147	1,101	1,328	1,672	1,483	1,741
Trust income	803	810	811	774	888	865	928	883
Bank owned life insurance income	575	585	580	576	567	598	1,027	1,083
Accretion of FDIC loss share receivable, net of amortization of FDIC clawback payable	2,923	2,861	2,359	2,305	2,035	1,699	1,336	2,392
Other income from loss share and purchased non-covered loans, net	984	2,976	1,501	1,983	3,197	2,270	3,194	2,155
Gains (losses) on investment securities	199	638	(56)	1	402	-	55	156
Gains on sales of other assets	705	1,727	899	1,555	1,397	1,425	2,431	1,974
Gains on merger and acquisition transactions	62,756	-	-	-	-	-	2,403	-
Other	893	925	787	822	988	962	1,192	1,251
Total non-interest income	$75,058	$16,071	$12,964	$13,810	$15,710	$14,491	$18,848	$16,357

Non-interest Expense:
Salaries and employee benefits	$14,817	$14,597	$15,202	$14,052	$14,574	$15,040	$15,362	$15,694
Net occupancy expense	3,775	4,301	3,522	3,878	3,650	4,105	4,160	4,514
Other operating expenses	16,172	12,398	10,106	10,168	8,549	9,028	9,860	8,455
Amortization of intangibles	436	504	509	509	509	509	509	568
Total non-interest expense	$35,200	$31,800	$29,339	$28,607	$27,282	$28,682	$29,891	$29,231

Allowance for Loan and Lease Losses:
Balance at beginning of period	$39,225	$39,124	$39,136	$39,169	$38,632	$38,862	$38,672	$38,738
Net charge-offs	(3,851)	(1,488)	(4,242)	(3,613)	(2,825)	(3,270)	(2,467)	(3,044)
Provision for loan and lease losses	3,750	1,500	4,275	3,076	3,055	3,080	2,533	2,728
Balance at end of period	$39,124	$39,136	$39,169	$38,632	$38,862	$38,672	$38,738	$38,422

Selected Ratios:
Net interest margin - FTE**	5.80%	5.90%	6.05%	5.98%	5.84%	5.97%	5.84%	5.83%
Efficiency ratio	29.39	50.75	48.09	47.73	45.35	47.00	46.25	46.76
Net charge-offs to average loans and leases**(1)	0.85	0.33	0.84	0.44	0.18	0.32	0.28	0.19
Nonperforming loans and leases to total loans and leases(2)	1.07	1.20	0.70	0.60	0.49	0.43	0.43	0.40
Nonperforming assets to total assets(2)	1.38	1.44	1.17	0.76	0.63	0.59	0.57	0.50
Allowance for loan and lease losses to total loans and leases(2)	2.18	2.11	2.08	2.04	1.96	1.90	1.83	1.78
Loans and leases past due 30 days or more, including past due non-accrual loans and leases, to total loans and leases(2)	2.40	1.86	1.53	0.83	0.74	0.61	0.73	0.56

* Adjusted to give effect to 2-for-1 stock split effective August 16, 2011.
** Annualized based on actual days.
(1) Excludes loans covered by FDIC loss share agreements and net charge-offs related to such loans.
(2) Excludes purchased non-covered loans and loans and/or foreclosed assets covered by FDIC loss share agreements, except for their inclusion in total assets.

Bank of the Ozarks, Inc. Average Consolidated Balance Sheets and Net Interest Analysis – FTE Unaudited

	Three Months Ended March 31,
	2013			2012
	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate

ASSETS
Earning assets:
Interest earning deposits and federal funds sold	$2,850	$7	1.00%	$827	$2	0.81%
Investment securities:
Taxable	140,395	1,285	3.71	85,906	715	3.35
Tax-exempt – FTE	334,424	5,760	6.99	349,939	6,516	7.49
Loans and leases – FTE	2,124,721	29,884	5.70	1,882,344	28,215	6.03
Purchased non-covered loans	40,046	989	10.01	4,097	88	8.60
Covered loans	570,105	12,864	9.15	780,969	16,695	8.60
Total earning assets – FTE	3,212,541	50,789	6.41	3,104,082	52,231	6.77
Non-interest earning assets	717,097			697,528
Total assets	$3,929,638			$3,801,610

LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest bearing liabilities:
Deposits:
Savings and interest bearing transaction	$1,665,324	$864	0.21%	$1,550,154	$1,376	0.36%
Time deposits of $100,000 or more	334,805	289	0.35	396,762	669	0.68
Other time deposits	426,712	393	0.37	494,457	870	0.71
Total interest bearing deposits	2,426,841	1,546	0.26	2,441,373	2,915	0.48
Repurchase agreements with customers	33,953	7	0.09	38,675	21	0.21
Other borrowings	280,758	2,649	3.83	299,073	2,700	3.63
Subordinated debentures	64,950	428	2.67	64,950	474	2.94
Total interest bearing liabilities	2,806,502	4,630	0.67	2,844,071	6,110	0.86
Non-interest bearing liabilities:
Non-interest bearing deposits	551,348			452,292
Other non-interest bearing liabilities	53,966			69,285
Total liabilities	3,411,816			3,365,648
Common stockholders’ equity	514,378			432,536
Noncontrolling interest	3,444			3,426
Total liabilities and stockholders’ equity	$3,929,638			$3,801,610

Net interest income – FTE		$46,159			$46,121
Net interest margin – FTE			5.83%			5.98%

CONTACT:
Bank of the Ozarks, Inc.
Susan Blair, 501-978-2217